Contact:

Allison Wey

Senior Director

Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL REPORTS THIRD QUARTER 2008 RESULTS

Reports Adjusted EPS of $0.26

Woodcliff Lake, N.J., November 6, 2008 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced results for the third quarter ended Sept 27, 2008.

Third Quarter and Nine Month Results

For the third quarter ended September 27, 2008, Par reported total revenues of $149.0 million and net income of $1.7 million, or $0.05 per diluted share.  This is compared with reported revenues of $212.7 million and net income of $1.3 million, or $0.04 per diluted share, for the same period in 2007.  For the nine months ended September 27, 2008, Par reported total revenues of $416.8 million and a net loss of $15.8 million, or $0.47 per diluted share.  This is compared with reported revenues of $614.5 million and net income of $45.6 million, or $1.30 per diluted share, for 2007.

Third quarter 2008 reported net income included the write-off of an intangible asset and certain inventories related to the trimming of its current generic product portfolio of $5.4 million, a charge relating to a government pricing contingency of $4.6 million, a $2.5 million impairment charge on an investment due to the downturn in the financial markets, a $1.25 million development milestone payment to MonoSol Rx, and a $2.2 million gain from the sale of non-core ANDAs.  Adjusting for these one-time items, net income for the third quarter 2008 was $8.8 million, or $0.26 per diluted share.  By comparison, net income in the third quarter 2007 included $16.2 million of costs related to business development activities in support of Strativa Pharmaceuticals.  Adjusting for this one-time item, net income for the third quarter 2007 was $11.1 million, or $0.32 per diluted share.

Third Quarter Financial Review

For the third quarter ended September 27, 2008, total revenues decreased 30.0% compared with the same period a year earlier as a result of increased competition on the Company’s generic products and decreased net sales of Megace® ES.

Revenues for the generic products division during the three month period decreased 31.2% to $129.4 million compared with the same period in 2007.  Lower generic revenues in 2008 were primarily due to pricing pressure, including for metoprolol, fluticasone, propranolol, ranitidine HCl syrup, various amoxicillin products, cabergoline, and many of the Company’s other products.  The July 2008 launches of meclizine and dronabinol partially offsetting these declines.  Revenues from Strativa decreased 20.3% to $19.6 million compared with the same period in 2007 due to decreased net sales of Megace® ES.  Net

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sales growth tempered in 2008 principally due to a more challenging reimbursement environment for Megace® ES and included a change in reimbursement status.

Par’s third quarter gross margin was 34.5% of sales, compared with 31.2% in 2007.  This increase is primarily attributed to increased sales of higher margin meclizine and dronabinol and lower sales of low margin product such as metoprolol, partially offset by lower royalties of ondansetron tablets and lower sales of higher margin products such as propranolol.  The gross margin percentage for Strativa was 79.3% in the third quarter of 2008 compared with 78.4% in the same period in 2007, due mainly to a mid-year price increase tempered by increased rebates.

Research and development (R&D) expense decreased 58.0% to $13.8 million in the third quarter of 2008 compared with the same period in 2007, driven primarily by a net reduction in one-time milestone payments.

Third quarter selling, general and administrative (SG&A) expenses decreased by 9.6% to $30.7 million compared with the third quarter of 2007, driven by lower bonus and share-based compensation, and lower sales and marketing expenses of Megace® ES, tempered by an increase in legal fees.

Recent Events

On October 14, 2008, Par announced a resizing of its generic unit as part of an ongoing strategic assessment of its businesses.  The Company will significantly reduce its research and development (R&D) expenses by decreasing its internal R&D effort to focus on completing products currently in development and will continue to look for opportunities with external partners.  In addition, the Company is trimming its current generic product portfolio and retaining only those marketed products that deliver acceptable profit to the Company.  These actions will result in a workforce reduction of approximately 190 employees.  Approximately 30% of the affected positions in manufacturing, R&D, and general and administrative will be eliminated by year-end 2008 and the remaining positions by the end of the first half of 2009.

In connection with these actions, the Company expects to incur pre-tax expenses in the range of approximately $28-$38 million, which is comprised of approximately $11 million for severance and other employee-related costs; approximately $17-$18 million for asset impairments resulting from facility closures and related actions; up to approximately $2 million in inventory write-offs related to the reduction of the Company’s generic product portfolio; and up to approximately $7 million for other costs.  The Company expects that approximately $8-$10 million of this charge will result in cash expenditures during the fourth quarter of 2008 and the first half of 2009.

Also in October, the Company repurchased senior subordinated convertible notes that were to mature on September 30, 2010 in the aggregate principal amount of $58.0 million for approximately $50 million, including accrued interest.  The notes bore interest at an annual rate of 2.875%.  This repurchase will result in the write-off of approximately $0.5 million of deferred financing costs in the fourth quarter of 2008.  The Company will record a gain of approximately $5 million, after tax, in the fourth quarter of 2008 related to this debt extinguishment.

Conference Call

Par has scheduled a conference call for Friday, November 7 at 9:00 am EST to discuss results for the third quarter of 2008.  Par invites investors and the general public to listen to a webcast of the conference call.  Access to the live webcast can be made via the Company's website at www.parpharm.com.

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The dial-in numbers for the conference call will be 888-713-4214 for domestic callers and 617-213-4866 for international callers.  The passcode is 32232063.  A replay of the conference call will be available for two weeks approximately one hour after the call.  The dial-in numbers for the replay are 888-286-8010 for domestic callers and 617-801-6888 for international callers.  When prompted, the passcode is 59063488.

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, in other of the Company’s filings with the SEC from time to time, including Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

(Unaudited)

	September 27,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$171,623	$200,132
Available for sale debt and marketable equity securities	116,042	85,375
Accounts receivable, net	87,723	64,182
Inventories	48,912	84,887
Prepaid expenses and other current assets	16,217	14,294
Deferred income tax assets	48,548	56,921
Income taxes receivable	24,125	17,516
Total current assets	513,190	523,307

Property, plant and equipment, at cost less accumulated depreciation and amortization	86,321	82,650
Available for sale debt and marketable equity securities	4,054	6,690
Investment in joint venture	-	6,314
Other investments	2,500	2,500
Intangible assets, net	46,892	36,059
Goodwill	63,729	63,729
Deferred financing costs and other assets	1,855	2,544
Non-current deferred income tax assets, net	60,199	57,730
Total assets	$778,740	$781,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$200,000	$200,000
Accounts payable	28,768	32,200
Payables due to distribution agreement partners	44,308	36,479
Accrued salaries and employee benefits	6,312	16,596
Accrued expenses and other current liabilities	36,778	27,518
Total current liabilities	316,166	312,793

Long-term debt, less current portion	-	-
Other long-term liabilities	30,772	30,975
Commitments and contingencies	-	-

Stockholders' equity
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares; none
issued and outstanding	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares; issued
37,136,872 and 36,460,461 shares	371	364
Additional paid-in capital	285,196	274,963
Retained earnings	214,378	230,195
Accumulated other comprehensive loss	(403)	(1,362)
Treasury stock, at cost 2,675,204 and 2,604,977 shares	(67,740)	(66,405)
Total stockholders' equity	431,802	437,755
Total liabilities and stockholders’ equity	$778,740	$781,523

The accompanying notes are an integral part of these condensed consolidated financial statements.

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PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Revenues:
Net product sales	$144,765	$206,923	$404,291	$589,526
Other product related revenues	4,202	5,753	12,541	25,000
Total revenues	148,967	212,676	416,832	614,526
Cost of goods sold	97,505	146,248	290,741	403,854
Gross margin	51,462	66,428	126,091	210,672
Operating expenses:
Research and development	13,784	32,815	46,897	61,131
Selling, general and administrative	30,664	33,910	98,701	100,466
Settlements and loss contingencies, net	4,592	(367)	4,592	(945)
Total operating expenses	49,040	66,358	150,190	160,652
Gain on sale of product rights and other	(2,200)	-	(4,325)	(20,000)
Operating income (loss)	4,622	70	(19,774)	70,020
Other (expense) income, net	-	-	-	(49)
Equity in loss of joint venture	-	(107)	(330)	(335)
Loss on marketable securities and other investments, net	(2,507)	-	(2,940)	(4,643)
Interest income	2,285	3,680	7,428	10,265
Interest expense	(1,667)	(1,691)	(5,001)	(5,136)
Income (loss) from continuing operations before provision for income taxes	2,733	1,952	(20,617)	70,122
Provision (benefit) for income taxes	923	683	(5,158)	24,541
Income (loss) from continuing operations	1,810	1,269	(15,459)	45,581
Discontinued operations:
Gain from discontinued operations	-	-	505	-
Provision for income taxes	150	-	863	-
Loss from discontinued operations	150	-	358	-
Net income (loss)	$1,660	$1,269	($15,817)	$45,581

Basic earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.05	$0.04	($0.46)	$1.31
Loss from discontinued operations	(0.00)	-	($0.01)	-
Net income (loss)	$0.05	$0.04	($0.47)	$1.31

Diluted earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.05	$0.04	($0.46)	$1.30
Loss from discontinued operations	(0.00)	-	(0.01)	-
Net income (loss)	$0.05	$0.04	($0.47)	$1.30

Weighted average number of common shares outstanding:
Basic	33,322	34,738	33,282	34,677
Diluted	33,366	34,906	33,282	34,949

The accompanying notes are an integral part of these condensed consolidated financial statements.